UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 20, 2013

VII Peaks-KBR Co-Optivist Income BDC II, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-54615	45-2918121
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

100 Pine Street, Suite 500 San Francisco, California	94111
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (877) 700-0527

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On August 20, 2013, the independent Board Members of VII Peaks-KBR Co-Optivist Income BDC II, Inc. (the "Company") by unanimous vote agreed to retain VII Peaks Capital, LLC (“VII Peaks”) as its investment adviser, effective immediately. VII Peaks has been registered as an investment adviser under the Investment Advisers Act of 1940 since June 2010. VII Peaks is owned by Gurpreet Chandhoke and Stephen Shea. Mr. Chandhoke is chairman of our Board of Directors, our chief executive officer and a member of our investment committee. Mr. Shea is a member of our investment committee. The Company has entered into an investment advisory agreement with VII Peaks that provides for the same compensation as set forth in the Company’s agreement with its prior investment advisor, VII Peaks-KBR BDC Advisor II, LLC (“VII Peaks-KBR Advisor”), which was terminated at the same time that VII Peaks was retained. (See Item 1.02 herein). In particular, the compensation is as follows:

Base management fee

A base management fee is calculated as follows and payable monthly in arrears: 2.00% if our net assets are below $100 million; 1.75% if our net assets are between $100 million and $250 million; and 1.50% if our net assets are above $250 million. During the month of August 2013, the base management fee will be prorated based on the number of days in the month in which the agreement is in force.

Subordinated incentive fee on income	A subordinated incentive fee on income is calculated and payable quarterly in arrears based upon the Company’s “pre-incentive fee net investment income” for the immediately preceding quarter, and will be 20% but subordinated to a return on adjusted capital equal to 2.0% per quarter (an annualized rate of 8.0%). No subordinated incentive fee on income is payable in any calendar quarter in which pre-incentive fee net investment income does not exceed the preferred quarterly return of 2.0% on adjusted capital. For any calendar quarter in which the pre-incentive fee net investment income exceeds 2.0% of adjusted capital, the subordinated incentive fee on income shall equal 20.0% of pre-incentive fee net investment income, if any, that exceeds 2.0%. During the quarter ending September 2013, the subordinated incentive fee on income will be prorated based on the number of days in the quarter in which the agreement is in force.
Incentive fee on capital gains	An incentive fee on capital gains earned on liquidated investments of the Company’s portfolio will be determined and payable in arrears as of the end of each calendar year (or upon termination of the investment advisory agreement) and will equal 20.0% of our incentive fee on capital gains, which will equal our realized capital gains on a cumulative basis from inception, calculated as of the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gains incentive fees, including any capital gains incentive fees paid or payable to VII Peaks-KBR Advisor, or prior investment advisor.

In addition, VII Peaks agreed to assume and pay the Company all amounts due the Company from VII Peaks-KBR Advisor as reflected in the Company’s books and records as of August 20, 2013, including any amounts due under the Expense Reimbursement Agreement between the Company and VII Peaks-KBR Advisor. The Company agreed to pay VII Peaks any reimburseable organization and offering expenses incurred by VII Peaks-KBR Advisor which the Company would otherwise be obligated to reimburse VII Peaks-KBR Advisor from future sales of the Company’s securities, beginning with any sales of securities occurring after August 30, 2013.

The appointment of VII Peaks as investment adviser is subject to the approval of the investment advisory agreement with VII Peaks by the Company’s shareholders within 150 days of the Company’s entry into the agreement. Pending approval of the investment advisory agreement by shareholders, VII Peaks will act as an interim investment adviser under Rule 15a-4 under the Investment Company Act of 1940.

Item 1.02 Termination of Material Definitive Agreement.

On August 20, 2013, the independent Board Members of the Company by unanimous vote terminated the Investment Advisory Agreement between the Company and VII Peaks-KBR Advisor, effective immediately. The Investment Advisory Agreement was effective March 1, 2012, the date the Company’s registration statement on Form N-2 was declared effective by the SEC. VII Peaks-KBR Advisor is owned by VII Peaks Capital and KBR Capital Advisors, LLC (“KBR Capital”). The termination occurred because of the decision of VII Peaks Capital and KBR Capital Advisors to dissolve VII Peaks-KBR Advisor. Gurpreet Chandhoke, Stephen M. Shea and Bhavin Shah are officers of VII Peaks-KBR Adviser. Mr. Chandhoke is also chairman of our Board of Directors, our chief executive officer and a member of our investment committee. Mr. Shea is a member of our investment committee. Mr. Shah is a member of our board of directors and a member of our executive committee. The Company did not incur any early termination penalties as a result of the termination. The Company also terminated its Expense Reimbursement Agreement with VII Peaks-KBR Advisor.

Section 5 - Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 20, 2013, the Board of Directors also approved the name change of the Company from “VII Peaks-KBR Co-Optivist Income BDC II, Inc.” to “VII Peaks Co-Optivist Income BDC II, Inc.” The name change will be effective when the Company files Articles of Amendment to its Articles of Incorporation with the Maryland Secretary of State. The name change does not require the approval of shareholders under the Maryland law, or the articles of incorporation and bylaws of the Company.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(g)	Investment Advisory Agreement between VII Peaks-KBR Co-Optivist Income BDC II, Inc. and VII Peaks Capital, LLC dated August 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VII Peaks-KBR Co-Optivist Income BDC II, Inc.

August 23, 2013

By:	/s/ Gurpreet S. Chandhoke
Gurpreet S. Chandhoke
Chairman of the Board of Directors, Chief Executive Officer and President